Exhibit 6.7

Trade River

iRemedy Healthcare, Inc.

Outline Terms and Conditions

(Restated and Amended)

Arranged by TradeRiver USA, Inc. Decem

December 30, 2020

Restated and Amended

General Terms and Summary of Structure

This General Terms and Summary of Structure Sheet (the “Term Sheet”) sets forth the Trade Limits and some of the basic terms under which the Client will use the Trade River USA Platform1

Sources

Buyer First Program	$18,000,000.00
Seller First Program	$20,000,000.00

TradeRiver USA Facility A

One Year Facility	Buyer First Program

Total Trade Limit	$18,000,000.00

Purpose	Various purchases and services, including but not limited to medical supplies (advance payments and balance payments to the supplier)

Funding period	Minimum 30 days, maximum up to 120 days

Transaction Fee	A Transaction Fee will be charged in the amount of 4.8% for 30 days, calculated on a per diem basis

TradeRiver USA Facility B

One Year Facility	Seller First Program

Total Limit	$20,000,000.00

Purpose	To discount invoices in support of the Buyer First Program

Funding period	Minimum 5 days, maximum up to 120 days

Factor Rate:	4.8% per 30 days, calculated on a per diem basis

1 This Term Sheet replaces and supersedes the original Term Sheet by and between the parties.

Funding Advance:	85% of the face value of each eligible invoice amount

Collateral:	UCC-1 Financing Statement on all applicable receivables, goods and inventory

Contingent Items:	1. Field Audit from independent quality control contractor acceptable to TRUSA

2. DACA / lockbox setup

3. End Buyer Portal Audit

4. Intercreditor Agreement covering the invoices processed within the TRUSA Seller First Program (in case of other secured parties)

5. Acceptable paydown of any senior secured parties

Market Risk

The TradeRiver USA facility is provided for one year from the date of execution of the Buyer’s Agreement and is subject to reassessment, reevaluation, reduction or termination by TRUSA in its sole discretion at any time during this period, subject to TRUSA’s assessment of market conditions and Buyer’s account history.

Buyer First Program

Late Charges, Violation Charges, Default Interest, and Extension Fees.

Extension Fee	0.5% flat of Transaction Value will be assessed upon granting of an extension if requested at least one week prior to the due date. Approval of extension is not guaranteed and is based on review of the extension request.

Late Charge	5% of the default Transaction Value will be assessed automatically ten (10) days beyond the Buyer’s due date on Buyer’s payment obligation(s) to TRUSA.

ACH Violation Charge	An ACH Violation Charge in the amount of 5% will be charged to Buyer for each unpaid ACH payment request initiated by TRUSA as outlined in the Buyer’s Agreement

Default Interest	Default Interest will begin accruing daily after the due date in the amount of 5.5% per month on Buyer’s payment obligations to TRUSA.

Ongoing Monitoring/Compliance Requirements

Financial statements to be provided on a quarterly basis within 30 days of quarter end in GAAP format.

AP and AR to be provided on a monthly basis within 15 days of month end.

Bank Statements to be provided on a monthly basis within 15 days of month end. Personal Guaranty by Owners (Anthony Paquin and Gary Paquin)

Continuity Requirement – iRemedy agrees to utilize TRUSA funding for and throughout the complete Operation Warp Speed syringe and needle procurement program, including any extensions, renewals and modifications, and for any other programs involving substantially the same procurement parties. Right of first refusal on any future contracts awarded to iRemedy. Confidentiality Requirement – except as expressly required by United States of America governmental authority or as reasonably required by other parties to the transactions, each party shall safeguard the methods, trade secrets, business and/or competitive strategies and other confidential information of the other party.

You agree to work collectively with TRUSA and our partner to automate where possible, the ongoing collection of company financial and company bank account information.

Failure to comply will result in suspension of the facility until compliance is restored.

Please initial here TP to acknowledge that you have read and understand the requirements.

Transaction Requirements

- No transactions older than 30 days may be processed through the STEPS Platform.

- Transaction description in the STEPS Platform should be as detailed as possible, including goods/services description, quantities, amounts, serial numbers where applicable.

Please initial here TP to acknowledge that you have read and understand the requirements.

If there is any conflict between this Term Sheet and the Buyer Agreement, the Buyer Agreement shall control.

Next Steps:

Please sign and return this document in original as well as via Email (.PDF) By signing, you agree to the terms and conditions provided in this document.

Kind regards,

/s/ Layla A. Hollender
Layla A. Hollender | President & CEO, TradeRiver USA, Inc.

For and on behalf of iRemedy Healthcare, Inc.

/s/ Anthony Paquin	Date 1/5/2021
Anthony Paquin | President, iRemedy Healthcare, Inc.